Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The ONE Group Hospitality, Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements of The ONE Group Hospitality, Inc. on Form S-3 (No. 333-225073) and Form S-8 (No. 333-193207 and No. 333-232231) of our report dated April 16, 2019, relating to the consolidated financial statements of Kona Grill, Inc. as of and for the year ended December 31, 2018, which is incorporated by reference in this Form 8-K/A. Our report contains explanatory paragraphs regarding Kona Grill, Inc.’s ability to continue as a going concern and a change in accounting principle related to revenue.

/s/ BDO USA, LLP

Phoenix, Arizona

December 19, 2019